Exhibit 99.1

AITX Receives First Multi-Unit Expansion Order from a Top Client

Client Accelerates RAD Adoption with Five RIOs Powered by SARA

Detroit, Michigan, March 26, 2025 — Robotic Assistance Devices, Inc. (RAD), a subsidiary of Artificial Intelligence Technology Solutions, Inc. (AITX), (the “Company”), (OTCPK:AITX), today announced another expansion order from one of its top five clients. The order includes five additional security trailers ROSA™ Independent Observation (RIO™) units, each of which will be delivered with RAD’s breakthrough agentic AI software suite, Speaking Autonomous Responsive Agent (SARA™).

This reorder not only reflects the client’s continued confidence in RAD’s solutions but also marks a milestone in RAD’s broader rollout of SARA, a product that is rapidly gaining attention across the industry.

“What makes this order especially exciting is that all five RIOs will be deployed with SARA onboard,” said Steve Reinharz, CEO of AITX and RAD. “SARA is the connective tissue that turns RAD devices into a cohesive, intelligent ecosystem capable of handling complex security and operational events with little or no human input.”

To the Company’s best knowledge, SARA is one of the security industry’s first fully integrated AI-based incident management and automation platforms. Designed to detect, analyze, and autonomously respond to security and safety events, SARA enables RAD devices to escalate incidents, trigger voice-down alerts, dispatch emergency contacts, and communicate with external systems, all without manual intervention.

SARA’s adoption is accelerating rapidly among RAD’s existing client base and dealer network, many of whom see it as a transformative upgrade that enhances the value of existing RAD deployments. It is also generating strong interest from the remote video monitoring industry, where operators are eager to reduce false alarms, improve response efficiency, and elevate their service offering with automation.

“As organizations look to reduce costs while improving performance, solutions like SARA are no longer optional, they’re essential,” added Reinharz. “We’re seeing early momentum build, and the feedback has been overwhelmingly positive.”

The client behind this most recent reorder is a leading player in their industry and continues to expand their RAD footprint across multiple facilities nationwide.

About Artificial Intelligence Technology Solutions (AITX)

Artificial Intelligence Technology Solutions, Inc.(AITX), through its wholly owned subsidiaries, Robotic Assistance Devices, Inc. (RAD), Robotic Assistance Devices Residential (RAD-R), Robotic Assistance Devices Mobile (RAD-M), and Robotic Assistance Devices Group (RAD-G), is redefining the security services industry by deploying AI-driven solutions that deliver cost savings and operational efficiency. RAD’s hardware and software solutions are designed to deliver immediate results to organizations needing to enhance security, gain insights, and reduce costs. AITX continues to push the boundaries of what’s possible with its lineup of autonomous devices and intelligent platforms.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume, becoming cash flow positive, ARR or RMR. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060

@SteveReinharz